EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cutter & Buck Inc. 2006 Equity Incentive Plan of our reports dated June 26, 2006, with respect to the consolidated financial statements and schedule of Cutter & Buck Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2006, Cutter & Buck Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cutter & Buck Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Seattle, Washington
November 17, 2006